Exhibit 10.1

Effective Date:   5/19/2016

Inovalon Holdings, Inc.

Executive Change in Control Severance Plan

ARTICLE I

Purpose

This Executive Change in Control Severance Plan has been established by the Company on May 19, 2016 (the “Effective Date”) to provide Participants with the opportunity to receive severance protections in connection with a Change in Control of the Company. Although no Change in Control is currently anticipated, in the ultimate event the Company is acquired, the Board desires to assure the present and future continuity, objectivity and dedication of management; to keep management focused on maximizing the value of the Company; and to acknowledge, retain, and provide certain protections for certain individuals who have been particularly important to the success of the Company and who would be expected to continue to be important to the continued success of the Company going forward.

The Plan is intended to be a “top hat” welfare benefit plan under ERISA.  Capitalized terms used but not otherwise defined herein have the meanings set forth in Appendix A.

ARTICLE II

Participation

Section 2.01         Participants. The Administrator will designate the Eligible Employees who will participate in the Plan (each, a “Participant”) and provide written notice to each such Participant.  The initial list of titles and/or levels of Eligible Employees, which may be amended from time to time at the discretion of the Administrator subject to Section 2.02, is set forth in Appendix B.

Section 2.02         Designation. The Administrator may amend the designated titles and/or levels of Eligible Employees set forth in Appendix B and/or reduce an Applicable Severance Multiplier; provided that no such amendment or reduction will be effective if made: (i) during the Covered Period; (ii) in connection with or in anticipation of a Change in Control; or (iii) at such time as the Participant who is affected by an amendment, removal or reduction is entitled to payments of Severance or any other amounts payable under the Plan.

ARTICLE III

Severance

Section 3.01         Severance. If a Participant has a Qualifying Termination, then, subject to Article V, the Company will provide the Participant with the following:

(a)           Severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the Participant’s base salary in effect on the date of the Qualifying Termination or, if greater, in effect on the date of the Change in Control (“Severance”).

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(b)           Subject to Sections 9.12 and 9.13, Severance will be paid in a single lump-sum on the 61st day following the Qualifying Termination.

ARTICLE IV

Equity Awards

Section 4.01         Equity Awards.  Notwithstanding the terms of the Company’s equity plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then, subject to Article V:

(a)           all of the Participant’s outstanding unvested time-based equity awards will become fully vested and any restrictions thereon will lapse and, in the case of stock options and stock appreciation rights, will remain exercisable for the remainder of their full term; and

(b)           all of the Participant’s outstanding unvested equity awards with performance-based vesting, will be deemed achieved at target levels with respect to performance goals or other vesting criteria.

All references to “equity awards” in this Section 4.01 refer only to awards issued to a Participant in connection with a Participant’s employment or service to the Company under the Company’s equity plan or plans, including any predecessor or successor equity plans (collectively, “Company Plans”).  For the sake of clarity, unless otherwise specified in Appendix B, “equity awards” do not include equity issued outside of a Company Plan under a separate agreement, such as, for example, equity compensation issued under an acquisition agreement or equity issued under equity plans of entities acquired by the Company.

ARTICLE V

Conditions

Section 5.01         Conditions. A Participant’s entitlement to any severance benefits under Article III and Article IV will be subject to:

(a)           the Participant having a Qualifying Termination; and

(b)           the Participant executing a release of claims in favor of the Company, its affiliates, and their respective officers and directors, in a form that is to the reasonable satisfaction of the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination.

ARTICLE VI

Section 280G

Section 6.01         Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any payment or benefit the Participant would receive from the Company or otherwise (“Covered Payments”) would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code; and but for this Article VI, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then such Covered Payments will be equal to either (x) the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Covered Payments, whichever amount, after taking into account all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax) (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greater amount of the Covered Payments (the “Reduced Amount”).  If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Covered Payments equal the Reduced Amount, reduction will occur in the following order: first, the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code will be reduced; second, reduction of cash payments; third, cancellation of accelerated vesting of equity awards; and fourth, reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of

Change in Control Plan

grant of the Participant’s equity award.  The reduction of amounts within any of the foregoing categories will be made in the order that will provide the Participant with the largest amount of after-tax proceeds.

Section 6.02         Determinations. Any determination required under this Article VI will be made in writing in good faith by the accounting firm selected by the Company immediately before the occurrence of the Change in Control (the “Accountants”), which will provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant will provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Article VI. For purposes of making the calculations and determinations required by this Article VI, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations will be final and binding on the Company and the Participant. The Company will be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Article VI.

ARTICLE VII

Claims Procedures

Section 7.01         Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination.  Claims should be addressed and sent to:

Inovalon Holdings, Inc.

Attn: Board of Directors

4321 Collington Road

Bowie, MD 20716

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply.  If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)           the specific reason or reasons for the denial of the Participant’s claim;

(b)           references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)           a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)           a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 7.02         Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

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(a)           Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)           The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)           The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)           The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

Section 7.03         Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision, which shall be made in its sole discretion, within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review on appeal will be final and will be communicated to the Participant in writing and will clearly state:

(a)           the specific reason or reasons for the denial of the Participant’s claim;

(b)           reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)           a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d)           a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 7.04         Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes:

(a)           no claimant will be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)           in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be afforded the maximum deference permitted by law.

Section 7.05         Time Limit on Claims. Any claim or action that is filed in court or subject to arbitration against or with respect to the Plan, the Administrator or the Company must be filed within the applicable time frame that relates to the claim or action, as follows: (i) claims or actions for benefits under this Plan must be filed within six (6) months of the later of the date the Participant received the benefits under this Plan or the date of the Participant’s Qualifying Termination; (ii) for all other claims or actions, the claim or action must be filed within six (6) months of the date when the Participant knew or should have known of the actions or events that gave rise to the claim or action.

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Section 7.06         Arbitration. Subject to Sections 7.04 and 7.05, any dispute, controversy or claim arising out of or related to the Plan will be submitted to and decided by binding arbitration. Arbitration will be administered exclusively by the American Arbitration Association and will be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law.  Any arbitral award determination will be final and binding.

Section 7.07         Legal Fees.  If the Participant prevails on any substantive issue in the proceeding, the Company agrees to pay or reimburse a Participant, to the fullest extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by a Participant about the amount of any payments under the Plan).

ARTICLE XIII

Administration, Amendment and Termination

Section 8.01         Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)           administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)           resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c)           take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)           make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)           process and approve or deny all claims for benefits; and

(f)            decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration will be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator will be given deference in the event the determination is subject to judicial review and will be overturned by a court of law only if it is arbitrary and capricious.

Section 8.02         Amendment and Termination. The Administrator reserves the right to amend or terminate the Plan at any time and in any manner.  However, in anticipation of a specific identified Change in Control, the Administrator will not revoke, suspend, or terminate this Plan, and will not amend or modify this Plan in a way that is unfavorable to Participants, without the advance consent of the Participants still employed by Company at the relevant time.

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ARTICLE IX

General Provisions

Section 9.01         At-will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein will be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 9.02         Effect on Other Plans, Agreements and Benefits.

(a)           Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)           Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 9.03         Mitigation and Offset. If the Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.

Section 9.04         Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan will not be affected but will remain in full force and effect.

Section 9.05         Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 9.06         Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants will not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 9.07         Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company will require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

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Section 9.08         Transfer and Assignment. Neither a Participant nor any other person will have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 9.09         Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 9.10         Governing Law. To the extent not pre-empted by federal law, the Plan will be construed in accordance with and governed by the laws of Maryland without regard to conflicts of law principles. Subject to Section 7.06, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Maryland, county of Prince George’s, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 9.11         Clawback. Any amounts payable under the Plan are subject to any policy established by the Company at any time before the occurrence of a Change in Control providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 9.12         Withholding. The Company will have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 9.13         Section 409A.

(a)           The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan will be treated as a separate payment. To the extent required to comply with Section 409A of the Code or an exemption therefrom, any payments to be made under the Plan upon a termination of employment will only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)           Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs will be paid to the Participant in a lump sum on the Specified Employee Payment Date. Notwithstanding any other provision of the Plan, if a Qualifying Termination occurs before the first occurrence of a Change in Control, payment will not begin before the Change in Control occurs.

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Section 9.14         Tax Advice.  By becoming a Participant in the Plan, Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in this Plan.  Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents.  Participant understands that Participant (and not the Company) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.

Change in Control Plan

APPENDIX A

DEFINITIONS

“Accountants” has the meaning set forth in Section 6.02.

“Administrator” means the Board or any committee thereof duly authorized by the Board to administer the Plan prior to a Change in Control.  Following a Change in Control, the Administrator will be composed of 5 members, at least 3 of which must be members of or delegates selected by the Company’s Board immediately before any changes are made to Board members as a result of the Change in Control.

“Applicable Severance Multiplier” has the meaning set forth in Appendix B.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means:

(a) a material breach by the Participant of the terms of any agreement between such Participant and the Company or an affiliate of the Company, which breach is not cured within 10 days after written notice thereof to such Participant, to the extent such breach is reasonably capable of being cured;

(b) the persistent and willful failure by the Participant to perform his or her duties or obligations under any such agreement between such Participant and the Company or an affiliate of the Company, which failure is not cured within 10 days after written notice thereof to such Participant;

(c) the Participant’s appropriation (or attempted appropriation) of a material business opportunity of the Company or an affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or such affiliate of the Company, as the case may be;

(d) the Participant’s misappropriation (or attempted misappropriation) of funds or property of the Company or an affiliate of the Company;

(e) the Participant’s commission (or attempted commission) of any act of theft or fraud, or the commission of any act of dishonesty which has or would reasonably be expected to have a significant detrimental effect on the reputation or business of the Company or an affiliate of the Company;

(f) the Participant’s unauthorized and willful disclosure of confidential information of the Company or an affiliate of the Company (including confidential or proprietary information of their respective clients); or

(g) the Participant’s conviction of, the criminal indictment for (or its procedural equivalent), or the entering of a guilty plea or a plea of no contest with respect to, a felony or any other crime for which imprisonment is required or imposed.

For purposes of this definition, no act or failure to act on the part of the Participant will be considered “willful” unless done or omitted to be done by such Participant, either knowingly, intentionally, or with reasonable knowledge or reckless disregard of the foreseeable consequences of such conduct.  For any termination by the Company for Cause that occurs after the occurrence of a Change in Control, termination of the Participant’s employment will not be deemed to be for Cause unless and until the Company delivers to the Participant a copy of a resolution duly adopted by the Administrator (after reasonable written notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Administrator), finding that the Participant has engaged in the conduct described in any of (a)-(g) above.

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“Change in Control” has the meaning ascribed to it in the Company’s 2015 Omnibus Incentive Plan (as may be amended from time to time, or any successor plan), provided that in no event will (1) a liquidation, dissolution or winding up of the Company or any Subsidiary of the Company, (2) an assignment for the benefit of creditors or (3) a bona fide financing of the Company constitute a Change in Control.  To the extent required to comply with Section 409A of the Code, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5) will not be considered a Change in Control of purposes of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Inovalon Holdings, Inc., a Delaware corporation, and any successor thereto.

“Company Plans” has the meaning set forth in Section 4.01.

“Covered Payments” has the meaning set forth in Article VI.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control.

“Effective Date” has the meaning set forth in Article I.

“Eligible Employee” means any full-time employee who holds a title or is employed at a level set forth in Appendix B, and any other full-time employee of the Company or any Subsidiary identified in Appendix B who was recommended by the Company’s Chief Executive Officer to, and whose participating in the Plan was approved by, the Administrator. Eligible employees will be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excise Tax” has the meaning set forth in Article VI.

“Good Reason” means:

(a) the material breach by the Company or an affiliate of the Company, as applicable, of a written employment agreement, if any, between the Participant and the Company or an affiliate of the Company, as applicable;

(b) the assignment of the Participant without his or her consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his or her position, responsibilities, or duties on the date of a Change in Control, as set forth in writing between the Participant and the Company (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law);

(c) a reduction in the Participant’s base salary or a material reduction in the Participant’s target annual bonus;

(d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(e) the requirement by the Company that the Participant’s principal place of employment be anywhere other than within 50 miles of the Participant’s principal place of employment with the Company immediately preceding a Change in Control; or

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(f) a material breach by the Company of this Plan which is not cured by the Company within 30 days following written notice to the Company of such breach.

The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Parachute Payments” has the meaning set forth in Article VI.

“Participant” has the meaning set forth in Article II.

“Plan” means this Inovalon Holdings, Inc. Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment either:

(a) by the Company without Cause during the Covered Period;

(b) by the Company without Cause within 60 days in advance of the Covered Period if such termination is reasonably deemed to be in connection with or in anticipation of the occurrence of the Change in Control, provided that the Change in Control actually occurs; or

(c) by the Participant for Good Reason during the Covered Period.

“Reduced Amount” has the meaning set forth in Section 6.01.

“Release” has the meaning set forth in Section 5.01.

“Severance” has the meaning set forth in Section 3.01(a).

“Specified Employee Payment Date” has the meaning set forth in Section 9.13(b).

“Subsidiary” means any entity in which the Company directly or indirectly beneficially owns at least fifty percent (50%) of the equity interests by vote and value.

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APPENDIX B(1)

Title / Level	Applicable Severance Multiplier
Member of Executive Leadership Team	1.50x
Senior Vice President	1.25x
Vice President	1.00x
Associate Vice President	0.75x

(1)  Titles not specifically listed in Appendix B, whether Company or otherwise, are not included.  Titles and levels that are included refer only to full-time employees at the Company or Inovalon, Inc. (or the successors thereto), unless specifically stated otherwise.  For the sake of clarity, titles at the Company or Inovalon, Inc. subsidiaries are not included unless expressly listed, and titles at the Company or Inovalon, Inc. that are not listed, are not included.  For example, currently under this Appendix B, a VP of a Subsidiary is not included, and division-based titles at the Company, such as “Regional Vice President” or “RVP” are not included.  A subsidiary or division “President” is not included, unless such person is also a member of the Company’s Executive Leadership Team or otherwise has a duel Company title that is included.